EXHIBIT 11

COMPUTATION OF BASIC AND DILUTED

EARNINGS PER SHARE

(UNAUDITED)

	For The Three Months Ended
	June 30, 2005	June 30, 2004

Number of shares on which basic earnings per share is calculated:

Weighted average outstanding shares during period	1,603,877,175	1,679,587,661

Add - Incremental shares under stock compensation plans	20,098,250	25,947,385
Add - Incremental shares associated with convertible notes	3,852,456	4,343,394
Add- Incremental shares associated with contingently issuable shares	68,263	1,444,082
Number of shares on which diluted earnings per share is calculated	1,627,896,144	1,711,322,522

Income from continuing operations (millions)	$1,851	$1,737

Loss from discontinued operations (millions)	22	2
Net income from total operations on which basic earnings per share is calculated (millions)	$1,829	$1,735

Income from continuing operations (millions)	$1,851	$1,737

Less - net income applicable to contingently issuable shares (millions)	1	—

Income from continuing operations on which diluted earnings per share is calculated (millions)	1,850	1,737

Loss from discontinued operations on which diluted earnings per share is calculated (millions)	22	2
Net income from total operations on which diluted earnings per share is calculated (millions)	$1,828	$1,735

	For The Three Months Ended
	June 30, 2005	June 30, 2004
Earnings per share of common stock:

Assuming dilution
Continuing operations	$1.14	$1.01
Discontinued operations	(0.01)	(0.00)
Total	$1.12 *	$1.01

Basic
Continuing operations	$1.15	$1.03
Discontinued operations	(0.01)	(0.00)
Total	$1.14	$1.03

* Does not total due to rounding.

Stock options to purchase 193,648,084 shares and 132,003,176 shares were outstanding as of June 30, 2005 and 2004, respectively, but were not included in the computation of diluted earnings per share because the options’ exercise price during the respective periods was greater than the average market price of the common shares and, therefore, the effect would have been antidilutive.

	For The Six Months Ended
	June 30, 2005	June 30, 2004

Number of shares on which basic earnings per share is calculated:

Weighted average outstanding shares during period	1,616,274,888	1,685,637,046

Add - Incremental shares under stock compensation plans	23,985,451	27,975,936
Add - Incremental shares associated with convertible notes	3,876,645	4,358,401
Add- Incremental shares associated with contingently issuable shares	91,989	1,386,027

Number of shares on which diluted earnings per share is calculated	1,644,228,973	1,719,357,410

Income from continuing operations (millions)	$3,258	$3,101

Loss from discontinued operations (millions)	27	3

Net income from total operations on which basic earnings per share is calculated (millions)	$3,231	$3,098

Income from continuing operations (millions)	$3,258	$3,101

Less - net income applicable to contingently issuable shares (millions)	2	—

Income from continuing operations on which diluted earnings per share is calculated (millions)	3,256	3,101

Loss from discontinued operations on which diluted earnings per share is calculated (millions)	27	3

Net income from total operations on which diluted earnings per share is calculated (millions)	$3,229	$3,098

	For The Six Months Ended
	June 30, 2005	June 30, 2004
Earnings per share of common stock:

Assuming dilution
Continuing operations	$1.98	$1.80
Discontinued operations	(0.02)	(0.00)
Total	$1.96	$1.80

Basic
Continuing operations	$2.02	$1.84
Discontinued operations	(0.02)	(0.00)
Total	$2.00	$1.84

* Does not total due to rounding.

Stock options to purchase 169,191,287 shares and 128,880,949 shares were outstanding as of June 30, 2005 and 2004, respectively, but were not included in the computation of diluted earnings per share because the options’ exercise price during the respective periods was greater than the average market price of the common shares and, therefore, the effect would have been antidilutive.